News Release

Berry Petroleum Company                        Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                  E-mail:  ir@bry.com
Bakersfield, California 93309-0640           Internet:  www.bry.com

Contacts:  Jerry V. Hoffman, President and CEO
           Ralph J. Goehring, Senior Vice President & CFO

BERRY PETROLEUM NAMES ROBERT F. HEINEMANN CHAIRMAN OF THE BOARD

Bakersfield, CA - April 2, 2004 - Berry Petroleum Company (NYSE:BRY) announced that effective April 1, 2004, Mr. Robert F. Heinemann has been named chairman of the board. Mr. Heinemann joined the board of directors in 2002 and is currently a consultant in the energy industry. From 2000 until 2002, Mr. Heinemann served as senior vice president and chief technology officer of Halliburton Company and prior to 2000, he served in various positions for Mobil Oil Corporation, including vice president of Mobil Technology Company and general manager of the Mobil Exploration and Producing Technical Center. Mr. Heinemann's technical experience is in reservoir engineering and he holds a doctorate in chemical engineering from Vanderbilt University. Mr. Heinemann is a non-employee independent director.

Mr. Heinemann stated, "I am honored to be asked to serve as chairman of the board of Berry Petroleum Company which is a well respected independent producer in the energy industry. I look forward to assisting Berry's excellent management team led by Jerry Hoffman and the board of directors in continuing Berry's ongoing achievement of its strategic objectives."

Mr. Hoffman, president and chief executive officer, stated, "Our board of directors has always diligently performed their duties on behalf of the shareholders of this Company. The board has carefully considered all elements of good corporate governance and has unanimously concluded that in today's environment, the Company would be well served by having an independent non-employee director serve as the chairman of the board. The Company is most fortunate to have a highly qualified, experienced individual such as Bob Heinemann agree to serve in that role. I look forward to working closely with Bob as Berry continues its efforts to meet its growth objectives and achieve ever increasing shareholder value."

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

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